Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Digi International Inc. of our report dated December 13, 2016, except for the change in composition of reportable segments discussed in Note 5 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2017 annual report on Form 10-K, as to which the date is November 22, 2017, relating to the financial statements and financial statement schedule.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 10, 2019